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                                                                 Exhibit 10.19


           SUBLEASE AGREEMENT BY AND BETWEEN AMS TIJUANA, S.A. DE C.V.
                AND CENTURION INTERNATIONAL MEXICO, S.A. DE C.V.

SUBLEASE AGREEMENT ENTERED INTO IN TIJUANA, BAJA CALIFORNIA, MEXICO ON ONE PART BY AMS TIJUANA, S.A. DE C.V. REPRESENTED BY MR. SALVADOR VARGAS LARA AS SUB-LESSOR AND CENTURION INTERNATIONAL MEXICO, S.A. DE C.V. REPRESENTED BY MR. WILLIAM ED CAMPBELL AS SUB-LESSEE, PURSUANT TO THE FOLLOWING RECITALS AND
CLAUSES:

1.       Sub-Lessor states:

a) That it is a corporation duly organized in accordance with the General Law of Commercial Entities as evidenced by Public Instrument Number 3,722 granted on June 30,1997 before Mr. Gabriel Moreno Lozano, Notary Public No. 7 for the City of Tijuana, Baja California, Mexico, and recorded in the Public Registry of Commerce under entry No. 5110571, Commerce Section, on July 4,1997.

b) That Mr. Salvador Vargas Lara evidences his capacity as Controller with the power of attorney number 3,939 granted on October 21, 1997 before Mr. Gabriel Moreno Lozano Notary Public No. 7 for the City of Tijuana, Baja California, Mexico, and recorded in the Public Registry of Commerce under entry No. 5123768, Commerce Section, on December 11, 1997.

c) That in accordance with Clause Thirteenth of a certain Lease Agreement dated July 22, 1997 executed between Banca Promex, S.A. and Sub-Lessor, Sub-Lessor has the authorization of Banca Promex, S.A. as trustee of Baja Del Mar, S.A. de C.V. to sublease all or part of the premises located at Paseo Reforma s/n B-1, Fracc. Rubio, Parque Industrial La Mesa, Tijuana, Baja California, Mexico and evidences such fact through the attached letter signed by Banca Promex, S.A.

d) That the surface hereby subleased has a total area of 16,428.5 square feet, which is formed by the production area and 1,270 square fee of office space, located in the premises mentioned in the preceding paragraph.

e) That the premises referred to in paragraph c) above are suitable for the industrial purposes of the Sub-Lessee, both for its nature as well as for the place on which it is located according to the zoning rules currently in force.

f) That its main offices are located at: Paseo Reforma s/n B-1, Fracc. Rubio, Parque Industrial La Mesa, Tijuana, Baja California.

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2.       Sub-Lessee states.

a) That it is a corporation duly organized in accordance with the General Law of Commercial Entities as evidenced by Public Instrument Number 5,330 granted on March 5, 1999 before Mr. Gabriel Moreno Lozano, Notary Public No. 7 for the City of Tijuana, Baja California, Mexico.

b) That Mr. William Ed. Campbell evidences his capacity through the Public Instrument mentioned in the preceding paragraph.

c) That its main offices are located at: Paseo Reforma s/n B-1-A Fracc. Rubio, Parque Industrial La Mesa, Tijuana, Baja California.

                                     CLAUSES

I.       Purpose of the Agreement:

In accordance with the terms and conditions expressly set forth herein, the purposes of this agreement are the following;

a) Sub-Lessor delivers to the Sub-Lessee and likewise Sub-Lessee receives in sublease from Sub-Lessor a total area of 16,428.5 square feet consisting of production arm and 1,270 square feet of office space within the building located at Paseo, Reforma s/n B-1, Fracc. Rubio, Parque Industrial La Mesa, Tijuana, Baja California, (hereinafter the "Subleased Area").

b) Sub-Lessee's employees may use common areas including but not limited to the following. restrooms, storage, reception, hall, etc.

c) Sub-Lessee shall request written authorization from Sub-Lessor to carry out improvements to the Sub-leased Area. Likewise Sub-Lessor will request such authorization from the owner of the building. Such improvements in no way should cause damages to the general structure of the building. Sub-Lessee shall perform all the installations in accordance with the laws, rulings, decrees, ordinances and other governmental provisions.


II.      Term of the Sublease and Commencement Date.

a) The Term will be for 12 months as of February 15, 1999 until February 14, 2000. This Sublease shall be subject to renewal, at the option of Sub-Lessee and Sub-Lessor with 90 days written notice to successive one-year periods.

b) Sub-Lessee may not transfer nor assign the rights aud obligations subject matter hereof.
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III.     Rent.

a) Sub-Lessee shall pay Sub-Lessor the amount of US$7,817-00 (SEVEN THOUSAND EIGHT HUNDRED AND SEVENTEEN 00/100) Dollars Currency of the United States of America, calculated at 043.25 cents Currency of the United States of America per each square foot ($.4325x 16,428.5) plus the corresponding VAT, as monthly rent for the sublease of the Subleased Area.

b) The payments will be in advance on the first business day of each month, in Dollars of the United States of America, in equal monthly installments, or in the event the payment in Dollars is not permitted, the payment will be monthly payable at the equivalent in pesos as the exchange rate for sale.

c) Such payment of rent shall be made at Sub-Lessor's domicile, mentioned in recital 1. Paragraph f).

d)       Sub-Lessee shall maintain the Subleased Area free from any lien.


IV.      Use.

The Subleased Area shall be used and occupied for Sub-Lessee's industrial use which is permitted by law. Sub-Lessee shall be bound to comply with all Governmental laws, rulings and provisions that may affect the Subleased Area, as well as refrain from any act that may lead to damages and destruction of the Subleased Area, or which constitutes disturbance or threat to other occupants of the building.

V.       Insurance.

Effective as of July, 1999 Sub-Lessee shall reimburse prorata the insurance premium paid by Sub-Lessor in Sub-Lessee's behalf for property damage to the building. The corresponding insurance policy for the building should include Sub-Lessee as a beneficiary and co-insured party.

VI.      Access to the Subleased Area.

A.       During Sub-Lessee's business hours, and in the event of emergency at all times, Sub-Lessor, or its authorized representatives will have the right to enter the Subleased property to inspect it and to carry out additional repairs or alterations, but without interfering with Sub-Lessee's operations. Sub-Lessor shall notify Sub-Lessee before entering the Sub-leased property and Sub-Lessee will have the right to accompany any of Sub-Lessor's representatives and its possible clients.
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B.       Sub-Lessor agrees to indemnify Sub-Lessee, for any claim that may occur against Sub-Lessee for damages and injuries, or the death of any of Sub-Lessor's representatives once they enter the Sub-Leased Area under this clause except to the extent such damages or injuries or deaths are derived from the negligence of Sub-Lessee or its representatives or employees.


VII.     Notices.

All notices referred to in this Agreement shall be addressed to the domiciles of the parties mentioned in the recitals or any other domiciles that from time to time may be notified by the parties. Such notices shall be in writing and will have effect once the addressee receives them. A duplicate of the notices will be sent by certified mail, prepaid postage to the domiciles that in an additional manner any of the parties may request in writing.

VIII.    Damages or Destruction

A.       Total.

In the event all or a substantial part of the Sub-Leased Area is damaged or destroyed by fire, acts of god or force majeure, in such a manner that Sub-Lessee becomes unable to continue the operation of its businesses, Sub-Lessor will determine within the Five (5) Days following such destruction if the Sub-Leased Premises can be restored within the Two (2) following Months and will notify Sub-Lessee such determination.

Should Sub-Lessor determine that the Sub-Leased Premises can not be restored within the term of Two (2) Months, Sub-Lessee will have the right and option to immediately terminate this Agreement through a written notice made to the other party. Should Sub-Lessor determine that the Sub-Leased property can be restored within such Two (2) Months, Sub-Lessor shall proceed in a diligent manner, to rebuild the improvements. Should Sub-Lessor not finish such improvements within the Two (2) Months period, Sub-Lessee shall have the right and option to terminate this Agreement, without any penalty through the written notice made to Sub-Lessor no later than Ten (10) Days after the expiration of such Two (2) Months period.

B.       Partial.

In the event the damages caused to the Subleased Area do not prevent Sub-Lessee to continue the normal operation of its businesses on the Subleased Area. Sub-Lessor and Sub-Lessee, shall repair such damages rebuilding part of the improvements that corresponds to Sub-Lessee in the understanding that within the period required to carry out the repair works, the rent payable in accordance with this Agreement by Sub-Lessee will be prorated in a manner equitable with the interference, use and possession of Sub-Lessee of the Subleased Area caused by such damages and repairs.
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IX.      Limitation of Liability.

With exception of any willful or negligent acts or omissions by Sub-Lessor or Sub-Lessee, Sub-Lessor and Sub-Lessee mutually agree to indemnify and hold each other harmless for any and all loss or damage at said premises to the extent the loss or damage is caused by the offending party.


X.       Peaceful use and enjoyment.

Sub-Lessor agrees that Sub-Lessee, through the payment of rent and other amounts set forth herein and through the compliance of all the terms and provisions hereof, will be able to occupy and enjoy in a legal and peaceful manner the Subleased Area during the term of this Agreement.


XI.      Taxes.

A.       The taxes derived herefrom shall be at Sub-Lessor's expense.

The parties agree that this Agreement shall be governed by the laws of the State of Baja California, Mexico, for everything related to the interpretation and compliance hereof the parties expressly submit themselves to the jurisdiction of the Courts of the City of Tijuana, Baja California, Mexico, waiving any other forum that may correspond to them by virtue of their present or future domiciles.

In witness hereof, the parties executed this Agreement by signing two originals in the places and dates indicated below.


         SUB-LESSOR                                  SUB-LESSEE

    /s/ Salvador Vargas Lara                    /s/ William E. Campbell
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AMS TIJUANA, S.A. DE C.V                    CENTURION INTERNATIONAL.
By: Mr. Salvador Vargas Lara                MEXICO, S.A. DE C.V.
Its: Legal Representative                   By:  Mr. William Ed Campbell
Place: Tijuana, B.C. Mexico                 Its:  Legal Representative
Date: April 09, 1999                        Place: Lincoln, Nebraska
                                            Date: April 7, 1999

          WITNESS                                     WITNESS

    /s/ Art Lolazo                                 /s/ Lorie Rogerson
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